Exhibit 99.1

Antero Resources Announces Borrowing Base Increase to $1.2 Billion

Denver, Colorado, October 27, 2011 — Antero Resources announced today that the borrowing base under its bank credit facility has been increased to $1.2 billion.  This represents a $400 million increase over Antero’s previous borrowing base which was determined in April 2011 and adjusted following Antero’s July 2011 issuance of $400 million of 7.25% senior unsecured notes due 2019.  Lender commitments under the facility were increased to $850 million.  The $850 million commitment can be expanded to the full $1.2 billion borrowing base upon bank approval.

All banks participating in Antero’s bank syndicate which was formed in 2010 continue to be lenders in the credit facility, along with one new institution.  The bank syndicate, which is co-led by J.P. Morgan Securities, LLC and Wells Fargo Securities, LLC, is a diversified group consisting of 6 domestic and 8 foreign institutions.  Antero currently has $240 million drawn under the credit facility and $21 million in letters of credit outstanding, resulting in $589 million of available commitments and $939 of unused borrowing base capacity.  The next regular borrowing base redetermination is expected to occur in May 2012.  Antero has no debt maturing prior to 2016.

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Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional natural gas properties primarily located in the Appalachian Basin in West Virginia and Pennsylvania, the Piceance Basin in Colorado and the Arkoma Basin in Oklahoma.  Our website is www.anteroresources.com.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

For more information, contact Chad Green, Finance Manager, at (303) 357-7339 or cgreen@anteroresources.com.